Exhibit 99.1

      Acadia Realty Trust Announces Potential Impact from Recent Hurricane

     NEW YORK--(BUSINESS WIRE)--Oct. 11, 2004--Acadia Realty Trust (NYSE:AKR) (the "Company") today announced that as a result of the aftermath of the recent Hurricane Ivan, the Mark Plaza property located in Wilkes-Barre, PA, experienced flooding and resultant property damage. The initial determination of the insurance carrier is that this flooding was the result of a "named" storm. Under the terms of the Company's insurance policy, a maximum deductible of approximately $730,000 would apply in such an event. While the Company is still in discussion with the insurance carrier as to the specifics of the event, and the cost of the required repairs is still being determined, the Company believes that its exposure could potentially reach the maximum deductible. If it is determined that the Company will be responsible for paying the maximum deductible, the earnings impact for the quarter ended September 30, 2004 would amount to approximately $0.02 per share.

     Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated and self-managed real estate investment trust, which specializes in the acquisition, redevelopment, and operation of shopping centers, which are anchored by grocery and value-oriented retail. Acadia currently owns, or has interests in, and operates 70 properties totaling approximately nine million square feet, located primarily in the Northeast, Mid-Atlantic, and Midwest United States.

     Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such forward-looking statements speak only as of the date of this document. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based. The Company also refers you to the documents filed by the Company, from time to time, with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

     For more information visit Acadia Realty Trust's Web site at www.acadiarealty.com.

     CONTACT: Acadia Realty Trust
              Investor Relations:
              Jon Grisham, 914-288-8142